Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)


                                     Three Months Ended Mar 31
                                        1997            1996
PRIMARY                           --------------------------------
Average shares outstanding             31,224,266      31,390,830
Net effect of stock
  options - based on the
  treasury stock method using
  average market price                  (1)             (1)
                                  --------------------------------
                                       31,224,266      31,390,830

Net income (loss)                         $41,066         $33,598

     Per-share amount                       $1.32           $1.07
                                            =====           =====

FULLY DILUTED
Average shares outstanding             31,224,266      31,390,830
Net effect of dilutive stock
  options - based on the
  treasury stock method using
  the average quarterly market
  price, if higher than exercise
  price                                   467,363         388,822
                                  --------------------------------
                                       31,691,629      31,779,652

Net income (loss)                         $41,066         $33,598

     Per-share amount                       $1.30           $1.06
                                            =====           =====

(1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.